Exhibit 24(c)

IBM INTERNATIONAL GROUP CAPITAL LLC

CERTIFICATE OF THE SECRETARY

I, Stuart S. Moskowitz, the undersigned Secretary of IBM International Group Capital LLC, a Delaware limited liability company, do hereby certify as follows:

Attached hereto as Exhibit A is a true copy of the resolutions adopted by the Board of Managers of IBM International Group Capital LLC, authorizing the officers of the Company to execute the Registration Statement, to which this certificate is attached as an exhibit, by power of attorney.

IN WITNESS WHEREOF, I have executed this certificate as of this 27th day of July 2010.

/s/ Stuart S. Moskowitz
Secretary

Exhibit A

BOARD RESOLUTIONS
of IBM International Group Capital LLC

The undersigned:

1.               Mr. Martin Schroeter, and

2.               Mr. Paul N.J. Snoek,

acting in their capacity of members of the Board of Managers (hereinafter “the Board”), and jointly constituting the entire Board of IBM International Group Capital LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter “the Company”), hereby unanimously adopt the following resolutions:

WHEREAS:

1.               In accordance with the direction of IBM International Group B.V., the Company was formed as a finance subsidiary under Rule 3-10(b) of Regulation S-X, and will continue to issue debt for the benefit of IBM International Group B.V., as and when required, which debt shall carry the full and unconditional guarantee of International Business Machines Corporation (“IBM”).

2.               In accordance with the terms of Section 7(d) of the Limited Liability Company Agreement, the Board may take any action without holding a meeting if all of the Managers consent in writing.

THEREFORE, IT IS HEREBY:

RESOLVED, that the Company is, and continues to be, authorized to enter into Indebtedness in a maximum principal amount outstanding at any one time of $13.0B, which Indebtedness may take any form or tenure, which Indebtedness shall be fully and unconditionally guaranteed by IBM, and which shall be undertaken for the sole benefit of IBM International Group B.V., and which Indebtedness may include, without limitation, Indebtedness issued pursuant to a registration statement filed by the Company and IBM (as guarantor) under the United States Securities Act of 1933 as well as Indebtedness issued pursuant to an exemption therefrom; Indebtedness with a maturity of less than one year at the time of issuance; Indebtedness in the form of commercial paper, extendible notes and/or any other form of debt or program offering which may be sold publicly or privately placed pursuant to exemptions from applicable securities laws.

RESOLVED, that the Managers of the Company, or any of them acting individually be, and each hereby individually is, delegated full power and authority to authorize and approve the issuance and sale of all Indebtedness pursuant to these resolutions and, in connection therewith, to negotiate and finalize all of the terms and provisions related to such Indebtedness, and to execute and implement all agreements relating to the issuance and sale of such Indebtedness.

RESOLVED, that the Managers of the Company be, and each of them acting individually hereby is, authorized and empowered to prepare for filing with the United States Securities and Exchange Commission (the “SEC”), Washington, D.C., under the provisions of the Securities Act of 1933, one or more shelf or other registration statements under the Securities Act of 1933, for all Indebtedness which may be registered pursuant to these resolutions and that the Managers and Officers of the Company be, and each of them is, hereby vested with full power to act, together or each without the others, in any and all capacities, in the name and on behalf of the Company to sign, or cause to be signed electronically, such registration statements (which may constitute one or more post-effective amendments to registration statements previously filed with the SEC), and any and all amendments to the aforementioned registration statements, and to file said registration statements and amendments thereto so signed with all exhibits thereto, and any and all other documents in connection therewith, with the SEC, and all actions in connection with the preparation, execution and filing of said registration statements with the SEC on behalf of and as attorneys for the Company are hereby ratified, approved and adopted in all respects.

RESOLVED, that the Managers of the Company be, and each hereby individually is, fully authorized in the name and on behalf of the Company, to take any and all action which they may deem necessary or advisable in order to effect the registration or qualification (or exemption therefrom) of the Indebtedeness for issue, offer, sale or trade under the Blue Sky or securities laws of any of the States of the United States of America as well as in any non-US jurisdiction and in connection therewith, to execute, acknowledge, verify, deliver, file or cause to be published any applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, and to take any and all further action which they may deem necessary or advisable in order to maintain any such registration, qualification or exemption for as long as they deem necessary or as required by law, and that the execution by such manager  of any such paper or document, or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the ratification by the Company of the papers and documents so executed and the actions so taken.

RESOLVED, that the Company is hereby authorized to list the Indebtedness on any public exchange, and the Managers of the Company are each hereby individually authorized on behalf of the Company to execute all listing applications, fee agreements and other documents in connection with the foregoing.

COMMERCIAL PAPER

RESOLVED, that the Managers of the Company be, and each of them hereby is, individually authorized to: (i) borrow for the use and benefit of the Company from time to time through the issuance of commercial paper notes; (ii) execute such commercial paper notes in the name and on behalf of the Company and issue such notes in accordance with one or more Issuing and Paying Agency Agreements to be entered into from time to time; (iii) execute and deliver (A) one or more Commercial Paper Dealer Agreements between the Company, as Issuer, International Business Machines Corporation, as Guarantor and various Dealers, as determined by any of the  Managers of the Company, providing, among other things, for the sale of commercial paper notes on behalf of the Issuer and the indemnification of the Dealers in connection therewith, (B) one or more Issuing and Paying Agency Agreements between the Issuer, the Guarantor and one or more issuing and paying agents, as determined by any of the Managers of the Company, and (C) one or more Letter of Representations addressed to The Depository Trust Company;  (iv) delegate to any other officers or employees of IBM authority to give instructions to the Dealer pursuant to the Commercial Paper Dealer agreements and to the Issuing and Paying Agents pursuant to Issuing and Paying Agency agreements to be entered into by the Company; and (v) do such acts and execute such other instruments and documents as may be necessary and proper to effect the transactions contemplated hereby including (a) amending documents referred to herein and (b) appointing additional dealers, issuing and paying agents, and successors to any of the initial parties to these agreements.

BANKING AND OTHER SECURITIES ACCOUNTS

RESOLVED, that effective the date hereof, Mr. Paul Snoek and Mr. Martin Schroeter, or their replacements, in their capacity as Managers and Officers of the Company, and each of their respective designees, shall be authorized, acting jointly, to open, close and/or maintain, in the name of the Company or on behalf of the Company, domestic or foreign, checking, savings, safe deposit, payroll or other account or accounts; and to designate and terminate the signatories thereto.

RESOLVED, that Mr. Paul Snoek and Mr. Martin Schroeter, or their replacements, and each of their respective designees be, and they hereby are, authorized to enter into any and all arrangements with any banking institution (‘bank”) as such persons may deem necessary or desirable in order to provide for the transfer of funds from any of the accounts of the Company maintained with any bank pursuant to directions or instructions transmitted to any bank through any type of electronic communicating device or service, including but not limited to electronic, telegraphic, and telephonic means.

RESOLVED, that any bank is authorized to make such electronic transfers in accordance with any instructions issued by the Company, without inquiry as to the circumstances of issue or the disposition of the proceeds, provided that such transfer instructions are given and accepted by any bank in conformity with a written authorization signed by the two aforementioned Officers of the Company, who may delegate the execution and implementation of transfer instructions to named employees (which employees may either be other Officers of the Company, or employees of the Company’s affiliates, including, without limitation, employees of the Company’s ultimate parent, International Business Machines Corporation (“IBM”), a New York corporation, which corporation employs its own competent in-house treasury professionals familiar with day-to-day banking administration matters at IBM Corporate Headquarters, Treasury Operations, One New Orchard Road, Armonk, New York 10504.

RESOLVED, that Mr. Paul Snoek and Mr. Martin Schroeter, or their replacements, and each of their respective designees be, and they hereby are, authorized to execute and deliver such documents and instructions, and to take such further actions, as may be necessary or desirable in order to carry out the intent of the foregoing resolutions.

RESOLVED, that any and all actions heretofore or hereafter taken by the Company, within the terms of the foregoing banking resolutions, are hereby ratified and confirmed as the valid act and deed of the Company.

DERIVATIVES

RESOLVED, that the Company is authorized to enter into the following transactions for risk management and hedging purposes, without limitation as to principal or other amount consistent with the risk management policies and practices of its ultimate parent, IBM Corporation: (1) interest rate, currency, equity and other derivative products, including, without limitation, any Swap Transaction or Option Transactions, as such terms are defined from time to time by the International Swaps and Derivatives Association, Inc (“ISDA”), (2) Credit Default Swaps, and (3) any combination of the foregoing transactions, and that any Manager of the Company, and each of their respective designees be, authorized to negotiate, execute and implement any and all agreements, schedules, confirmations, instruments and other documents required in connection with any such transaction.

ELECTION OF OFFICER

Mr. Martin Schroeter is hereby elected to the position of Controller of the Company.

GENERAL RESOLUTIONS

RESOLVED, that the Managers of the Company be, and they each hereby individually is, authorized to take all such further action and to execute all such further instruments and documents in the name and on behalf of the Company, and to pay all expenses and taxes as in their judgment shall be necessary, proper or advisable in order fully to carry out the intent and accomplish the purposes of the foregoing Resolutions.

RESOLVED, that the Managers of the Company be, and they each hereby individually is, authorized in the name and on behalf of the Company, to further delegate, in whole or in part, the authority provided in these Resolutions to any Officer of the Company or any employee of IBM.

RESOLVED, that each of the Managers, may, by a written Power of Attorney, authorize any person, to take any action and to execute and deliver any agreement, instrument, or other document referred to in the foregoing resolutions in place of or on behalf of such Manager, as if each such person was taking such action personally; and

RESOLVED, that any and all actions heretofore taken by any person acting within the terms of the foregoing resolutions, are hereby ratified and confirmed as the valid act and deed of the Company.

These Resolutions may be executed on any number of separate counterparts (including by scan, Portable Document Format (“PDF”) or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same.  A set of the copies of this Resolution, signed by all of the Managers, shall be filed with the minutes of proceedings of the Board of Managers and maintained as part of the official records of the Company.

Dated as of March 16, 2010

IBM International Group Capital LLC

/s/ Martin Schroeter
M. Schroeter

/s/ P.N.J. Snoek
Mr. P.N.J. Snoek